Exhibit 99.1

Tenon Medical Announces 1:10 Reverse Split

LOS GATOS, CA / ACCESSWIRE / November 1, 2023 / Tenon Medical, Inc. (“Tenon” or the “Company”) (NASDAQ:TNON), a company transforming care for patients suffering with certain sacroiliac joint disorders, today announced, a 1:10 reverse stock split of the Company’s issued and outstanding common stock.

The reverse stock split will become effective at 12:01, Eastern Time, on November 2, 2023, prior to the commencement of trading on the Nasdaq Capital Market. As of that time, each 10 shares of issued and outstanding common stock will be converted into one share of common stock. The Company’s common stock is expected to commence trading on a split-adjusted basis when the markets open on November 2, 2023, under the existing trading symbol “TNON.” The new CUSIP number for the Company’s common stock following the reverse stock split will be 88066N204.

At the annual meeting held on September 13, 2023, the Company’s stockholders approved the reverse stock split. The primary goal of the reverse stock split is to increase the per share market price of the Company’s common stock to meet the minimum $1.00 average closing price requirement for continued listing on the Nasdaq Capital Market.

Vstock Transfer, LLC (“Vstock”), the Company’s transfer agent, is acting as the exchange agent for the reverse stock split. Stockholders with book-entry shares or who hold their shares through a bank, broker or other nominee will not need to take any action. Stockholders of record holding certificates representing pre-split shares of the Company’s common stock, as applicable, will receive a letter of transmittal from Vstock with instructions on how to surrender certificates representing pre-split shares. Stockholders should not send in their pre-split certificates until they receive a letter of transmittal from Vstock. Unless a stockholder specifically requests a new paper certificate or holds restricted shares, stockholders of record who held pre-split certificates will receive their post-split shares book-entry and will be receiving a statement from Vstock regarding their common stock ownership post-reverse stock split.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on August 4, 2023, which is available free of charge at the SEC’s website, www.sec.gov, and on the Company’s Investor Relations website at https://ir.tenonmed.com/.

About Tenon Medical, Inc.

Tenon Medical, Inc., a medical device company formed in 2012, has developed The Catamaran® SI Joint Fusion System that offers a novel, less invasive approach to the SI joint using a single, robust titanium implant. The system features the Catamaran® Fixation Device which passes through both the axial and sagittal planes of the ilium and sacrum, stabilizing and transfixing the SI Joint along its longitudinal axis. The angle and trajectory of the Catamaran surgical approach is also designed to provide a pathway away from critical neural and vascular structures and into the strongest cortical bone. Since the national launch of the Catamaran SI Joint Fusion System in October 2022 Tenon is focused on three commercial opportunities with its System in the SI Joint market which includes: 1) Primary SI Joint procedures, 2) Revision procedures of failed SI Joint implants and 3) SI Joint fusion adjunct to a spine fusion construct. For more information, please visit https://www.tenonmed.com/.

The Tenon Medical logo, Tenon Medical and Catamaran are registered trademarks of Tenon Medical, Inc.

Safe Harbor

This press release contains “forward-looking statements,” which are statements related to events, results, activities or developments that Tenon expects, believes or anticipates will or may occur in the future. Forward-looking often contains words such as “intends,” “estimates,” “anticipates,” “hopes,” “projects,” “plans,” “expects,” “seek,” “believes,” “see,” “should,” “will,” “would,” “target,” and similar expressions and the negative versions thereof. Such statements are based on Tenon’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances, and speak only as of the date made. Forward-looking statements are inherently uncertain and actual results may differ materially from assumptions, estimates or expectations reflected or contained in the forward-looking statements as a result of various factors. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 on file with the Securities and Exchange Commission at www.sec.gov, particularly the information contained in the section entitled “Risk Factors”. We undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise unless required by law.

IR Contact:

Shannon Devine: 203-741-8811

MZ North America

tenon@mzgroup.us

SOURCE: Tenon Medical, Inc.